Exhibit 99.4

MCGRAW-HILL GLOBAL EDUCATION HOLDINGS, LLC

MCGRAW-HILL GLOBAL EDUCATION FINANCE, INC.

Offer to Exchange

$800,000,000 Aggregate Principal Amount of their

9.75% First-Priority Senior Secured Notes due 2021 (CUSIP Number 580638 AB0)

For a Like Aggregate Principal Amount of their

9.75% First-Priority Senior Secured Notes due 2021 (CUSIP Numbers 580638

AA2 / U58030 AA2)

To Registered Holders:

We are enclosing the materials listed below in connection with the offer (the “Exchange Offer”) by McGraw-Hill Global Education Holdings, LLC and McGraw-Hill Global Education Finance, Inc. (together, the “Issuers”) to exchange $800,000,000 aggregate principal amount of their 9.75% First-Priority Senior Secured Notes due 2021 (CUSIP Number 580638 AB0) (the “Exchange Notes”), for a like aggregate principal amount of their outstanding 9.75% First-Priority Senior Secured Notes due 2021 (CUSIP Numbers 580638 AA2 / U58030 AA2) (the “Initial Notes”), upon the terms and subject to the conditions set forth in the prospectus, dated             , 2014 (the “Prospectus”), and the related letter of transmittal (the “Letter of Transmittal”).

Enclosed are copies of the following documents:

1.	Prospectus;

2.	Letter of Transmittal;

3.	Notice of Guaranteed Delivery;

4.	Instruction to Registered Holder from Beneficial Owner; and

5.	A letter that may be sent to your clients for whose account you hold Initial Notes in your name or in the name of your nominee, to accompany the instruction form referred to above, for obtaining such client’s instruction with regard to the Exchange Offer.

We urge you to contact your clients promptly. Please note that the Exchange Offer will expire at 5:00 p.m., New York City time, on             , 2014, unless extended by the Issuers in their sole discretion.

Pursuant to the Letter of Transmittal, each holder of Initial Notes will represent to the Issuers that (i) such holder or other person has full power and authority to tender, sell, assign and transfer the Initial Notes tendered and to acquire Exchange Notes upon the exchange of such tendered Initial Notes and the Issuers will acquire good and marketable title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim when the same are accepted by the Issuers; (ii) the Exchange Notes acquired pursuant to the Exchange Offer are being acquired in the ordinary course of business of the person receiving such Exchange Notes, whether or not such person is such holder, (iii) neither the holder of the Initial Notes nor any such other person has an arrangement or understanding with any person to participate in a distribution of such Exchange Notes (within the meaning of the Securities Act of 1933, as amended (the “Securities Act”)), and is not participating in, and does not intend to participate in, the distribution of such Exchange Notes, (iv) if the holder is not a broker-dealer, the holder is not engaged in, and does not intend to engage in, a distribution of the Exchange Notes and (v) neither the holder nor any such other person is an “affiliate” (as defined in Rule 405 under the Securities Act) of an Issuer or, if such holder or such other person is an “affiliate,” that such holder or such other person will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable. If the tendering holder is a broker-dealer (whether or not it is also an “affiliate”) that will receive Exchange Notes for its own account in exchange for Initial Notes that were acquired by it as a result of market-making or other trading activities, such broker-dealer acknowledges that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale, offer to resell or other transfer of such Exchange Notes. By acknowledging that it will deliver and by delivering a prospectus meeting the requirements of the Securities Act in connection with any resale, offer to resell or other transfer of such Exchange Notes, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. The enclosed Instruction to Registered Holder from Beneficial Owner contains an authorization by the beneficial owner of the Initial Notes for you to make the foregoing representations.

The Issuers will not pay any fee or commission to any broker or dealer or to any other persons (other than to Wilmington Trust, National Association (the “Exchange Agent”)) in connection with the solicitation of tenders of Initial Notes pursuant to the Exchange Offer. The Issuers will pay or cause to be paid any transfer taxes payable on the transfer of Initial Notes to them, except as otherwise provided in Instruction 6 of the enclosed Letter of Transmittal.

Any inquiries you may have with respect to the Exchange Offer may be addressed to, and additional copies of the enclosed materials may be obtained from, the Exchange Agent in the manner set forth below.

By Overnight Delivery, Courier or Hand or Certified or Registered Mail:

Wilmington Trust, National Association,

c/o Wilmington Trust Company

Rodney Square North

1100 North Market Street

Wilmington, DE 19890-1626

Attention: Sam Hamed

By Facsimile (For Eligible Institutions Only):

(302) 636-4139

Attention: Sam Hamed

For Information or Confirmation by Telephone:

(302) 636-6181

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU TO BE THE AGENT OF THE ISSUERS OR THE EXCHANGE AGENT, OR AUTHORIZE YOU TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON THEIR BEHALF IN CONNECTION WITH THE EXCHANGE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.

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